                          CALL AND PUT OPTION AGREEMENT

         THIS CALL AND PUT OPTION AGREEMENT (the "Agreement") is entered into as of the 28th day of April, 2003, by and among the parties listed on Schedule A hereto (referred to collectively as the "Class A Partners" and individually, a "Class A Partner"), and PREIT ASSOCIATES, L.P., a Delaware limited partnership (the "UPREIT"), with joinder by PR New Castle LLC, a Pennsylvania limited liability company (the "General Partner").

                                   BACKGROUND:
         The Class A Partners are all of the "Class A Limited Partners" of New Castle Associates, a Pennsylvania limited partnership (the "Partnership"). The UPREIT is the "Class B Limited Partner" of the Partnership. The General Partner is the sole general partner of the Partnership.

         The Partnership is governed by an Amended and Restated Limited Partnership Agreement dated April 28, 2003 (the "Partnership Agreement"), a copy of which is attached hereto as Schedule B.

         The Class A Partners hold limited partnership interests (a partnership interest being referred to separately as an "Interest" and multiple Interests being referred to as "Interests") as listed on Schedule A hereto. Such aggregate Interests of the Class A Partners are referred to herein as the "Retained Interests" and reflect a downward adjustment on account of the "UPREIT Special Capital Contribution," as that term is defined in the Partnership Agreement.

         A portion of the Interests of the UPREIT and the General Partner were acquired from the Class A Partners pursuant to a Contribution Agreement (the "Contribution Agreement," a copy of which is attached hereto as Schedule C and which is incorporated herein by reference) dated April 22, 2003 by and among the Class A Partners, certain prior limited partners of the Partnership and certain general partners of prior limited partners of the Partnership, the UPREIT, and Pennsylvania Real Estate Investment Trust (the "Trust").

         The Class A Partners and the UPREIT desire to provide a mechanism under which the UPREIT will have the right to acquire from the Class A Partners, and require the Class A Partners to contribute to the UPREIT, the Retained Interests pursuant to and in accordance with the terms and conditions of this Agreement (hereinafter defined and referred to as the "Call").

         The Class A Partners and the UPREIT further desire to provide a mechanism under which, if the Call is not exercised, and following the expiration of a specified time period thereafter, the Class A Partners will have the right to contribute to, and require the UPREIT to acquire from the Class A Partners, all or some of the Retained Interests pursuant to and in accordance with the terms and conditions of this Agreement (hereinafter defined and referred to as the "Put").

         NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Call and Put.

         (a) Call Period. For the period commencing on the date (the "Call Commencement Date") which is one (1) year plus two (2) business days after the date hereof, and ending on the later of (x) the one hundred eightieth (180th) day after the Call Commencement Date, or (y) the tenth (10th) day following delivery of the Call Reminder Notice (such period being referred to as the "Call Period"), the UPREIT shall have the right (the "Call") to acquire from the Class A Partners, and upon exercise of the Call the Class A Partners shall be required to contribute to the UPREIT, all (and not less than all) of the Retained Interests for the Call Consideration (as hereinafter defined). The "Call Reminder Notice" means a notice from the Class A Partners to the UPREIT (given not earlier than 30 days prior to the expiration of the 180 day period following the Call Commencement Date) that such 180 day period is about to, or has, expired.

         (b) Put Period. If the Call is not exercised within the Call Period, then for the period commencing on the date (the "Put Commencement Date") which is five (5) years after the date hereof, and ending on the later of (x) the one hundred eightieth (180th) day after the Put Commencement Date, or (y) the tenth
(10th) day following delivery of the Put Reminder Notice (such period being referred to as the "Put Period"), the Class A Partners (or such of the Class A Partners as may elect to exercise their rights under this subparagraph (b), without the requirement for all of the Class A Partners to do so) shall have the right (the "Put") to require the UPREIT to acquire, and upon exercise of the Put the Upreit shall be required to acquire by contribution from such Class A Partners, all of the Retained Interests owned by the exercising Class A Partners for the Put Consideration (as hereinafter defined) allocable to such Class A Partners. The "Put Reminder Notice" means a notice from the UPREIT to the Class A Partners (given not earlier than 30 days prior to the expiration of the 180 day period following the Put Commencement Date) that such 180 day period is about to, or has, expired.

         (c) Closing; Consideration. The date on which the Call or the Put shall be consummated (i.e., when the Retained Interests shall be contributed to the UPREIT and the Consideration shall be paid), is herein referred to as the "Closing" or the "Closing Date". The applicable consideration to be paid at the Closing for the Call or the Put, as the case may be (i.e., the Call Consideration or the Put Consideration) is referred to herein as the "Consideration".

         (d) Units. As used herein, a "Unit" means a Class A Unit or a Class B Unit of the UPREIT as defined and described in the first Amended and Restated Agreement of Limited Partnership of Preit Associates, L.P. dated September 30, 1997, as amended through October 13, 1998 (as amended, the "UPREIT Partnership Agreement," a copy of which is attached hereto as Schedule D).

         (e) Call Consideration; UPREIT Units. The "Call Consideration" means, as to each of the separate Retained Interests of a Class A Partner, the specified number of Units allocable to such Class A Partner (i.e., Class A Units or Class B Units) as delineated on Schedule E attached hereto, subject to the adjustment (if any) set forth in subsection (g) below.

         (f) Put Consideration. The Put Consideration means, with respect to a the Retained Interest of a particular Class A Partner who has exercised the Put, the specified number of Units allocable to such Class A Partner (i.e., Class A Units or Class B Units) as delineated on Schedule F attached hereto, subject to the adjustment (if any) set forth in subsection (g) below.

         (g) Adjustment to Consideration. The Call Consideration or Put Consideration set forth above shall be adjusted as follows:

         (i) If, after the date hereof, there shall occur any recapitalization, unit division, reverse division, unit re-issuance or any other transaction involving the UPREIT or the Trust whereby a Class A Unit or a Class B Unit (as it exists on the date hereof) shall be reconstituted as a different number of Class A Units or Class B Units, respectively, and/or as a specified number of units having a different class or designation (in each case subject to the necessary requirements specified in the UPREIT Partnership Agreement), or if there shall occur any merger, consolidation or other transaction involving the UPREIT and/or the Trust whereby specified interests or units are substituted for a Class A Unit or a Class B Unit (or for the reconstituted Units determined as aforesaid), then for purposes of computing the Consideration, such reconstituted or substituted number of Class A Units, Class B Units and/or specified other Units or interests shall be substituted for each Class A Unit or Class B Unit, as the case may be, otherwise constituting a part of the Consideration. Any such substitution shall be accomplished in a manner that neither increases nor decreases the value of the Units to be received by the Contributors as compared to other holders of Class A or Class B Units under the UPREIT Partnership Agreement.

         (ii) Notwithstanding anything to the contrary set forth herein, as to any Class A Partner who is not an "accredited investor," as such term is defined under Regulation D promulgated pursuant to the 1933 Securities Act (the "Act"), in lieu of any Units which would otherwise be issuable to such Class A Partner pursuant to this Agreement, the Consideration shall, at the sole option and discretion of the UPREIT, be an amount of cash equal to the product of (i) the number of Units otherwise issuable to such Class A Partner and (ii) the Average Closing Price (as that term is defined in Section 3.1 (a) of the Contribution Agreement, calculated as of the relevant date of Closing for the Put or Call, as the case may be) attributable to the Units in question (i.e., the cash equivalent of such Units based upon the average closing price of a share of the publicly traded beneficial interests corresponding to the Units during the 10 day period preceding the Closing).

         (iii) If applicable, a further adjustment shall be made to the Consideration to reflect any differences in distributions to the Class A Partners made under the Partnership Agreement as compared with distributions accrued or accruing with respect to the Units.

         (iv) If at the time of Closing for the Put or Call there is any balance of Unpaid Preferred Return under the Partnership Agreement due to the Class A Partner whose interest is being acquired, the UPREIT shall deliver cash or Units having a fair market value equal to such Unpaid Preferred Return as additional consideration. If the UPREIT elects to deliver Units, they shall be valued at the mean of the high and low trading price on the day immediately prior to the date of payment. Upon receipt of the payment or transfer required herein, all of the Class A Partner's interest in the Unpaid Preferred Return shall be deemed transferred to the UPREIT.

         (v) If, between the date hereof and the date of Closing for the Call or the Put, there have been any distributions under the Partnership Agreement of Net Capital Proceeds to a Class A Partner whose interest is being acquired, then the Consideration payable to such Class A Partner shall be reduced by the aggregate amount of such distributions. Such reduction shall be calculated by valuing the Units at the mean of the high and low trading price on the day immediately prior to the date of payment.

2. Exercise of Call or Put; Closing.

         (a) Call Notice. If the UPREIT elects to exercise the Call, the UPREIT shall do so by providing the Class A Partners written notice of such desire at any time within the Call Period ("Call Notice"). If the Call Notice is given within the Call Period, the Class A Partners shall be required to contribute all of the Retained Interests to the UPREIT for the Consideration allocable to the Class A Partners, at the Closing.

         (b) Put Notice. If one or more of the Class A Partners elect to exercise the Put, such Class A Partner(s) shall do so by providing the UPREIT with written notice of such desire at any time within the Put Period ("Put Notice"). If the Put Notice is given within the Put Period, the UPREIT shall be required to acquire all of the Retained Interests of all of the Class A Partners who have given the Put Notice, for the Consideration allocable to such Class A Partners, at the Closing.

         (c) Closing Date. Following the delivery of the Call Notice, the Closing shall occur on the later to occur of (x) fifteen (15) days following the date of the Call Notice, or (y) the first business day following the next quarterly "ex-dividend" date for the common shares of beneficial interest of the Trust ("Trust Shares") following the giving of the Call Notice. If one or more Class A Partners shall deliver the Put Notice, there shall in all cases be only one Closing for all Retained Interests to be acquired pursuant to the Put; and therefore, unless otherwise agreed by all of the Class A Partners and the UPREIT, the Closing for the Put shall occur on the first business day following the next quarterly "ex-dividend" date for the Trust Shares following the expiration of the Call Period. Closing shall occur at the offices of the UPREIT, Philadelphia, Pennsylvania.

3. Closing Deliveries.

         (a) Class A Partner Deliveries. At the Closing for the Put or Call, as the case may be, each Class A Partner who is required to contribute its interests to the UPREIT shall execute and deliver to the UPREIT:

         (i) an absolute and unconditional assignment of its Retained Interest and all rights relating thereto, free and clear of all liens, claims and encumbrances of any type or nature, by documentation substantially similar to that utilized for the contribution of partnership interests under the Contribution Agreement,

         (ii) certificates of good standing as of a current date for each such Class A Partner, certified by the Secretary of State or corresponding certifying authority,

         (iii) Uniform Commercial Code financing statement searches from the secretaries of state in which each such Class A Partner maintains its place(s) of business, disclosing no grant of a security interest in the Retained Interests,

         (iv) an opinion of counsel to each such Class A Partner in form and substance reasonably satisfactory to the UPREIT, relating to the authorization and enforceability of the documents and instruments executed and delivered by such Class A Partner,

         (v) counterpart signature pages and/or related certificates to confirm such Class A Partner's agreement to become a limited partner in the UPREIT and to be bound by the UPREIT Partnership Agreement, as it may hereafter be amended through the date of Closing, including without limitation any amendment deemed necessary by the UPREIT to confirm and authorize the issuance of the Units (provided that no such future amendment shall materially impair the attributes of the Units as compared to the existing Units heretofore acquired by the Class A Partners in the UPREIT pursuant to the Contribution Agreement),

         (vi) a written restatement, representation and warranty ("Updated Warranties") as to the truth and accuracy of all of the Basic Warranties (as defined in subsection (b) below) as of the Closing Date, which shall survive Closing, with the further understanding that any disclosed qualifications or exclusions to the Updated Warranties shall be known as "Warranty Exceptions" and shall be subject to the provisions of Section 7(a) below, and

         (vii) such other documents and instruments as the UPREIT may reasonably request to effectuate or evidence the transactions contemplated under this Agreement.

         (b) Basic Warranties. As used herein, the "Basic Warranties" means the warranties, certifications and representations, collectively, of the Class A Partners (therein designated as the "Contributors") under Section 4.1 of the Contribution Agreement. By way of clarification, the Updated Warranties shall include all matters set forth in Section 4.1 of the Contribution Agreement interpreted and construed as if the partnership interests therein referred to were the Retained Interests, as if the "Class A Partner Transaction Documents" referred to the documents and instruments to be executed and delivered by the Class A Partners at Closing under this Agreement, and as if all investment representations of the "Class A Partners" were made by the Class A Partners with respect to the Units to be issued pursuant to this Agreement.

         (c) UPREIT Deliveries. At the Closing for the Put or Call, as the case may be, the UPREIT shall execute and deliver to each Class A Partner who is required to contribute its interests to the UPREIT:

         (i) the Units to be delivered to such Class A Partner at Closing as set forth in this Agreement, or the cash amount in lieu thereof if Section 1(g)(ii) hereof is applicable;

         (ii) any cash or Units required under Section 1(g)(iv);

         (iii) a counterpart execution page of the documents referred to in
         Section 3(a)(i) above;

         (iv) an agreement whereby the UPREIT shall covenant that, as owner of the controlling interests in the general partner of New Castle, it shall not permit the Replacement Property (as defined in the Contribution Agreement) or the Retained Interests to be disposed of for a period of eight (8) years following the closing under the Contribution Agreement in such manner as to cause such Class A Partners to recognize taxable income and that any such disposition within such time period must be pursuant to a tax-free exchange under Section 1031 of the Internal Revenue Code or other tax-free disposition; provided that such disposition shall be permitted in a taxable transaction if such Class A Partners are paid an amount sufficient to reimburse them for any tax liability resulting from such transfer by reason of Section 704(c) of the Internal Revenue Code, together with all taxes payable on such reimbursement; and

         (v) An agreement whereby the UPREIT will agree to cooperate in good faith with the Class A Partners whose interests are being acquired, in executing such documentation as may be required (such as limited guarantees of indebtedness by the Class A Partners) to avoid recognition of income or gain to such Class A Partners by reason of a constructive distribution to them under Section 752 of the Internal Revenue Code relating to relief from liabilities.

         4. Failure to Purchase. The parties hereto acknowledge and agree that following the creation of a binding contract as a result of the delivery of the Call Notice or Put Notice in accordance with this Agreement, money damages alone would not be a sufficient remedy to a party for the failure of another party to consummate the transfer of the Retained Interests as set forth in this Agreement, and that irreparable harm would result to the impaired party if such obligations were not specifically enforced. Accordingly, all parties agree that their obligations hereunder shall be enforceable by a decree of specific performance issued by a court of competent jurisdiction, and that appropriate injunctive relief may be applied for and granted in connection therewith, in addition to the pursuit of applicable money damages.

         5. Transfer Restrictions. The parties acknowledge and agree that the Retained Interests are subject to transfer restrictions as set forth in the Partnership Agreement. Without limiting such restrictions, between the date hereof and the expiration of the Put Period, except with the prior written consent of the UPREIT, no Class A Partner shall sell, assign, transfer or otherwise encumber all or any portion of the Retained Interests or any rights relating to the Retained Interests, whether voluntarily, by operation of law or otherwise, including without limitation a transfer by reason of any merger, division or consolidation, and any such sale, assignment, transfer or encumbrance shall be void. By its joinder herein, the General Partner acknowledges and consents to such restrictions and agrees that no such transfer shall be approved except with the consent of the UPREIT.

6. Representations and Warranties.

         (a) Class A Partners. As a several and not a joint obligation, each of the Class A Partners hereby restates, certifies, represents and warrants to the UPREIT all of the Basic Warranties, which shall survive any Closing hereunder.

         (b) UPREIT. The UPREIT hereby restates, certifies, represents and warrants to the Class A Partners the matters set forth in Section 5 of the Contribution Agreement as to its business affairs and status, which shall survive any Closing hereunder.

7. Indemnification.

         (a) Class A Partners. Without limiting any indemnity or other obligation under the Contribution Agreement, each Class A Partner shall indemnify, defend and hold harmless the UPREIT and the Trust (collectively, "Preit Indemnitees") against and in respect of any and all losses, costs, expenses (including, without limitation, reasonable defense and attorneys' fees), claims, actions, damages, obligations, liabilities or diminutions in value (collectively, "Damages," and including any loss, liability or damages attributable to any Warranty Exceptions as defined in Section 3(a)(vi) above), arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of such Class A Partner made in or pursuant to this Agreement and/or to be made pursuant to the Put or the Call (including without limitation the Updated Warranties) and (b) any failure of such Class A Partner to perform any obligation relating to the Put or the Call.

         (b) UPREIT. Without limiting any indemnity or other obligation under the Contribution Agreement, the UPREIT shall indemnify, defend and hold harmless each Class A Partner against and in respect of any and all Damages arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of the UPREIT made in or pursuant to this Agreement and/or to be made pursuant to the Put or the Call; and (b) any failure of the UPREIT to perform any obligation relating to the Put or the Call.

         (c) Procedure For Indemnification - Third Party Claims.

         (i) Within thirty days after receipt by an indemnified party of notice of the commencement of any proceeding against it to which the indemnification in this Section 7 relates, such indemnified party shall, if a claim is to be made against an indemnifying party under
         Section 7, give notice to the indemnifying party of the commencement of such proceeding, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party, demonstrates that the defense of such proceeding is materially prejudiced by the indemnified party's failure to give such notice.

         (ii) If any proceeding referred to in paragraph (i) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under Section 7 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (l) there is no finding or admission of any violation of applicable law by the indemnified party (or any affiliate thereof) or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party. The indemnified party will have no liability with respect to any compromise or settlement of the claims underlying such proceeding effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

         (iii) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, with respect to those issues, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent.

         (d) Procedure for Indemnification - Other Claims. A claim for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

         (e) Transfers by Class A Partners. Without limiting any other applicable restrictions or limitations on the transfer of Units, no Class A Partner shall distribute or otherwise transfer to any other person or entity any Units issued pursuant to this Agreement unless such person or entity first executes and delivers to the Trust and the UPREIT an agreement, in form and substance reasonably satisfactory to the Trust and the UPREIT, by which such person or entity would agree to be bound by the indemnification provisions hereof.

         (f) Right of Set-Off. The Trust and the UPREIT shall have the right to set-off, against any Consideration or Units which may be owed by the Trust or the UPREIT to any Class A Partner or any distributions with respect thereto (including without limitation any Consideration payable on account of the exercise of the Put or the Call), any amount owed by any Class A Partner to any Preit Indemnitee pursuant to this Agreement, the Contribution Agreement or any of the other agreements, documents or transactions contemplated hereby or thereunder, including without limitation the indemnification provisions of
Section 9 of the Contribution Agreement. To the extent that a Class A Partner contests an indemnification claim of the Trust or the UPREIT that would be the basis for the exercise of a right to set off, the UPREIT shall issue such Units or other Consideration and deposit them with an escrow agent reasonably satisfactory to the UPREIT and such Class A Partner until the earlier to occur of (i) resolution of such dispute by a final nonappealable order of a court of competent jurisdiction or (ii) the mutual agreement of such Class A Partner and the UPREIT that such Units or other Consideration should be released from escrow.

         (g) Indemnification Payments. The Class A Partners shall be entitled to use cash or Units to make indemnification payments hereunder. In the event Units are used, each such unit shall be valued based on the per share Value (as defined in the amended UPREIT Partnership Agreement) of a Trust Share as of the date such Unit is tendered to the Trust or the UPREIT as an indemnification payment hereunder.

         (h) Survival. The obligations of the parties set forth in this Section 7 shall survive any Closing for the Put or the Call.

8. Security.

         (a) Security for Call. As security for the obligations of all of the Class A Partners to honor their respective obligations under the Call, should the Call be exercised, the Class A Partners shall, contemporaneously herewith, execute and deliver to the UPREIT a Security Agreement in the form set forth on Schedule G hereto, pursuant to which they shall, until the expiration of the Call Period, pledge and grant liens on and security interests in their Retained Interests in the Partnership. The Class A Partners shall further authorize the filing of financing statements evidencing the security interests created under said Security Agreement.

         (b) Retained Rights. As more fully set forth in the aforesaid Security Agreement, so long as the Class A Partners are not in material default of their obligations under this Agreement, the pledge and security interests granted to the UPREIT by such document shall not impair the right of the Class A Partners to receive distributions with respect to, and/or to exercise other rights attributable to, the Retained Interests.

9. Binding Effect. The covenants, terms, and provisions of this Agreement shall be binding upon and inure to benefit of the parties hereto and their respective heirs, legal representatives, successors, transferees, and assigns, and as contemplated by Section 7 hereof, the Trust, subject to the applicable restrictions on transfer as set forth in this Agreement.

10. Capacity of UPREIT. Notwithstanding that the UPREIT is a Class B Limited Partner of the Partnership, the UPREIT has entered into this Agreement not in its capacity as such limited partner but solely in its separate and independent capacity as a Delaware limited partnership existing pursuant to the UPREIT Partnership Agreement referred to herein. In no event will any of the rights, privileges or options of the UPREIT under this Agreement be limited, impaired or restricted by any provision of the Partnership Agreement (i.e., the partnership agreement of New Castle Associates) or by any past, present or future matter or thing whatsoever related to or arising out of such Partnership Agreement or the relationships, rights and/or obligations as among the partners thereof.

11. Governing Law. The laws of the Commonwealth of Pennsylvania shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

12. Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties hereto had signed the same document and any and all counterparts may be executed by facsimile. All counterparts shall be construed together and shall constitute one agreement.

13. Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                  To the Trust or the UPREIT:
                  --------------------------

                  c/o PREIT-Rubin, Inc.
                  200 South Broad Street - 3rd Floor
                  Philadelphia, PA  19102
                  Attn:  George F. Rubin

                  With a copy to:

                  Blank Rome LLP
                  One Logan Square, Philadelphia, PA 19103
                  Attn:  G. Craig Lord, Esq.


                  To the Class A Partners:
                  ------------------------

                  At the address specified for such partner on Schedule A attached hereto

                  With a copy to:

                  Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                  260 S. Broad Street
                  Philadelphia, PA 19102
                  Attention:  Lawrence J. Arem, Esquire

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

Class A Partners:

IVYRIDGE INVESTMENT CORP.


By:      /s/ Arthur H. Kaplan
         --------------------------------------------
         Name:    Arthur H. Kaplan
         Title:   President

PAN AMERICAN ASSOCIATES

By:      Pan American Office Investments, L.P.

         By:  Pan American Office Investments - G.P., general partner

                  By:      /s/ George F. Rubin
                           --------------------------------------------
                           Name:    George F. Rubin
                           Title:   President

The UPREIT

PREIT ASSOCIATES, L.P.

By:      Pennsylvania Real Estate Investment Trust,
         its general partner

         By:      /s/ Bruce Goldman
                  -------------------------------------------------
                  Name:    Bruce Goldman
                  Title:   Senior Vice President & General Counsel

The General Partner

PR NEW CASTLE LLC, a Pennsylvania limited liability company

By :     PREIT Associates, L.P., its sole member

         By:      Pennsylvania Real Estate Investment Trust,
                  its general partner

                  By:      /s/ Bruce Goldman
                           --------------------------------------------------
                           Name:    Bruce Goldman
                           Title:   Senior Vice President and General Counsel


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